UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                           Commission File Number 1-10623

                                 Pamet Systems, Inc.
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                    (Exact name of registrant as specified in its charter)

                                 1000 Main Street
                            Acton, Massachusetts 01720
                                 (978) 263-2060
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, par value $0.01 per share
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             (Title of each class of securities covered by this Form)


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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)     [x]         Rule 12h-3(b)(1)(ii)    [  ]
            Rule 12g-4(a)(1)(ii)    [x]         Rule 12h-3(b)(2)(i)     [  ]
            Rule 12g-4(a)(2)(i)     [  ]        Rule 12h-3(b)(2)(ii)    [  ]
            Rule 12g-4(a)(2)(ii)    [  ]        Rule 15d-6              [x]
            Rule 12h-3(b)(1)(i)     [  ]

   Approximate number of holders of record as of the certification or notice date:
                                       [88]
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Pamet Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 26, 2004     By: /s/ Kirke S. Curtis
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                                Name: Kirke S. Curtis
                                Title: President and Chief Executive Officer